EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Vishay Precision Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined balance sheet as of December 31, 2015, has been prepared assuming Vishay Precision Group, Inc.'s (the "Company") acquisition of all of the outstanding stock of Pacific Instruments, Inc. ("Pacific") had been consummated on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is presented assuming the Company's acquisition of Pacific had occurred on January 1, 2015.

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and Pacific, as well as publicly available information, and certain assumptions which the Company believes to be reasonable which are detailed in the "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" below. These statements were prepared using the acquisition method of accounting under accounting principles generally accepted in the United States of America ("U.S. GAAP"), which are subject to change and interpretation. The Company has been treated as the acquirer in the acquisition for accounting purposes. Acquisition accounting is dependent upon certain valuations and other studies that have yet to be finalized, and accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the Company's best estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The unaudited pro forma condensed combined financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming completion of the Company's acquisition of Pacific, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

a) Notes to Unaudited Pro Forma Condensed Combined Financial Statements;
b) the Company's Form 10-K for the year ended December 31, 2015, filed on March 9, 2016; and
c) the Company's Form 8-K filed on April 7, 2016.

Vishay Precision Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	Pacific Instruments, Inc. (A)	Vishay Precision Group, Inc. (B)	Pro Forma Adjustments	F/N	Pro Forma

Assets
Current assets:
Cash and cash equivalents	$1,744	$62,641	$(7,470)	(C) (D)	$56,915
Accounts receivable, net	795	35,553	—		36,348
Inventories, net	1,465	56,200	150	(C)	57,815
Prepaid expenses and other current assets	165	7,814	—		7,979
Total current assets	4,169	162,208	(7,320)		159,057

Property and equipment, net	21	56,631	—		56,652

Goodwill	—	12,603	6,513	(C)	19,116

Intangible assets, net	—	17,683	4,100	(C)	21,783

Other assets	233	15,176	(237)	(E)	15,172
Total assets	$4,423	$264,301	$3,056		$271,780

See accompanying notes.

Vishay Precision Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	Pacific Instruments, Inc. (A)	Vishay Precision Group, Inc. (B)	Pro Forma Adjustments	F/N	Pro Forma

Liabilities and equity
Current liabilities:
Trade accounts payable	$197	$8,004	$—		$8,201
Payroll and related expenses	—	13,888	—		13,888
Other accrued expenses	528	16,604	—		17,131
Income taxes	—	527	—		527
Notes payable	878	—	(878)	(D)	—
Current portion of long-term debt	—	2,120	—		2,120
Total current liabilities	1,603	41,143	(878)		41,868

Long-term debt, less current portion	—	31,591	5,000	(C)	36,591
Deferred income taxes	—	334	—		334
Other liabilities	310	7,195	—		7,505
Accrued pension and other postretirement costs	—	11,597	—		11,597
Total liabilities	1,913	91,860	4,122		97,895

Commitments and contingencies

Equity:
Common stock	555	1,276	(555)	(D)	1,276
Class B convertible common stock	—	103	—		103
Treasury stock	—	(8,765)	—		(8,765)
Capital in excess of par value	—	190,436	—		190,436
Retained earnings	1,955	22,327	(511)	(D) (E)	23,771
Accumulated other comprehensive loss	—	(33,121)	—		(33,121)
Total Vishay Precision Group, Inc. stockholders' equity	2,510	172,256	(1,066)		173,700
Noncontrolling interests	—	185	—		185
Total equity	2,510	172,441	(1,066)		173,885
Total liabilities and equity	$4,423	$264,301	$3,056		$271,780

See accompanying notes.

Vishay Precision Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Pacific Instruments, Inc. (A)	Vishay Precision Group, Inc. (B)	Pro Forma Adjustments	F/N	Pro Forma
Net revenues	$10,726	$232,178	$—		$242,904
Costs of products sold	3,545	147,949	150	(C)	151,644
Gross profit	7,181	84,229	(150)		91,260

Selling, general, and administrative expenses	3,137	71,282	91	(D) (E)	74,510
Acquisition costs	—	185	—		185
Impairment of goodwill and indefinite-lived intangibles	—	4,942	—		4,942
Restructuring costs	—	4,461	—		4,461
Operating income	4,044	3,359	(241)		7,162

Other income (expense):
Interest expense	—	(771)	(188)	(F)	(959)
Other	—	(2,082)	—		(2,082)
Other (expense) income - net	—	(2,853)	(188)		(3,041)

Income before taxes	4,044	506	(429)		4,121

Income tax expense	1,539	13,500	(1,365)	(G)	13,674

Net (loss) earnings	2,505	(12,994)	936		(9,553)
Less: net earnings attributable to noncontrolling interests	—	14	—		14
Net (loss) earnings attributable to VPG stockholders	$2,505	$(13,008)	$936		$(9,567)

Basic loss per share attributable to VPG stockholders		$(0.96)			$(0.71)
Diluted loss per share attributable to VPG stockholders		$(0.96)			$(0.71)

Weighted average shares outstanding - basic		13,485			13,485
Weighted average shares outstanding - diluted		13,485			13,485

See accompanying notes.

Vishay Precision Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 Description of the Transaction

On April 6, 2016, the Company completed the purchase of Pacific. The aggregate purchase price of approximately $10.7 million, subject to working capital and other adjustments, was financed using a combination of cash on hand as well as borrowings under the Company's credit agreement.

Note 2 Basis of Presentation

The unaudited pro forma condensed combined financial statements have been compiled from underlying financial statements prepared in accordance with U.S. GAAP and reflects the acquisition of Pacific using the acquisition method of accounting under existing U.S. GAAP standards. The fair value of the assets and liabilities of Pacific reflect the Company's best estimate and are subject to change once detailed analyses are completed. These adjustments may be material.

The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Pacific as of the effective date of the acquisition will be allocated to goodwill. The Company defines fair value in accordance with U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The preliminary purchase price allocation is subject to finalizing the Company's analysis of the fair value of Pacific's assets and liabilities as of the effective date of the Pacific acquisition and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

The unaudited pro forma condensed combined financial statements are not intended to reflect the financial position or results of operations which would have actually resulted had the acquisition been effected on the dates indicated. Further, the results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Note 3 Summary of Significant Accounting Policies

The unaudited pro forma condensed combined financial statements have been compiled on a basis consistent with the Company's accounting policies.

Note 4 Pro Forma Adjustments

The following adjustments have been made to the unaudited pro forma condensed combined financial statements related to the Pacific Acquisition:

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2015

(A)
To reflect the historical balance sheet of Pacific as of January 31, 2016. Due to the difference in the fiscal year ends of Pacific and the Company, the January 31, 2016 balance sheet was utilized for purposes of the pro forma.

(B)    To reflect the historical balance sheet of the Company as of December 31, 2015.

Vishay Precision Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(C)
To record consideration of $10.7 million for the purchase of Pacific, which was financed through a combination of $5.7 million of cash on hand and $5.0 million in borrowings under the Company's second amended and restated credit facility. These amounts are determined based upon certain valuations and studies that have yet to be finalized, and accordingly, the assets acquired and liabilities assumed as detailed below are subject to adjustments once the detailed analyses are completed. The preliminary estimated fair values of the Pacific assets and liabilities are allocated as follows:

Description	Amount (in thousands)
Accounts receivable	$795
Inventories	1,465
Prepaid expenses and other assets	166
Trade accounts payable	(197)
Other accrued expenses	(528)
Total working capital	1,701
Inventory step-up to fair value	150
Property and equipment	21
Intangible assets	4,100
Other assets	233
Deferred income taxes	(1,681)
Other liabilities	(310)
Goodwill	6,513
$10,727

Based on the preliminary purchase price allocation for purposes of these pro formas, the Company allocated $4,100 of the purchase price to intangible assets based on historical acquisition allocation results. The Company expects to have patents and acquired technology, non-competition agreements, customer relationship and trade names and the Company estimated a weighted average life of 18 years when estimating the amortization expense in the pro-forma adjustment. The allocation to the intangible assets and the life of the assets are subject to change upon completion of the valuation.

(D)	To eliminate assets and liabilities not acquired, including $1,744 of cash and cash equivalents, $878 of notes payable, and Pacific equity.

(E)
To record a net reduction in deferred tax assets consisting of deferred tax liabilities associated with the fair value of Pacific assets and liabilities (C) offset by a reduction in the Company's valuation allowance.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015

(A)	To reflect the historical statement of operations of Pacific for the twelve months ended January 31, 2016.

(B)    To reflect the historical statement of operations of the Company for the twelve months ended December 31, 2015.

(C)    To record inventory step-up amortization, based on inventory turning approximately twice per year.

(D)	To record one year of amortization expense on the intangible assets of $223. Amortization expense is recorded on a straight-line basis.

(E)	To eliminate acquisition costs of $132. Acquisition costs were included within selling, general and administrative expenses for the twelve months ended December 31, 2015.

(F)	To record interest expense at a rate of 3.75% on the debt incurred to finance the acquisition. The impact of a 1/8% interest rate change is not material.

Vishay Precision Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(G)
To record the tax effect of Pacific being part of the Company's U.S. group. Since the Company established a valuation allowance for all U.S. deferred tax assets in fiscal year 2015, most of the Pacific stand alone tax expense would not be recorded if Pacific was part of the Company's U.S. group in 2015.